AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2024

Registration Statement No. 333 _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALUEONE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	8731	83-2466129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30 Corporate Park, Suite 315

Irvine, CA 92606

(954) 253-5840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tea Hyen Shin, President

30 Corporate Park, Suite 315

Irvine, CA 92606

(954) 253-5840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John E. Dolkart, Jr., Esq.

Dolkart Law PC

100 Pine Street, Suite 1250

San Francisco, CA 94111

(415) 707-2717

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED: May 15, 2024

Prospectus

13,680,000 Shares of Common Stock

VALUEONE, INC.

This prospectus (the “Prospectus”) covers 13,680,000 shares of our common stock (the “Shares”) of which 13,680,000 may be offered for resale or otherwise disposed of by each our record and beneficial stockholders in an amount equal to 71.6% of the shares of our common stock that each stockholder owns (the “Selling Stockholders”). This is the initial public offering of our common stock.

We will not receive any proceeds from the sale or other disposition of the securities by the Selling Stockholders. The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. See “Selling Stockholders” for additional information regarding the sales process available to the Selling Stockholders.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 19 of this prospectus. There is a limited established market for our stock. The offering price of our shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Our common stock is not currently quoted on any national securities exchange. We plan to list our common stock on the OTC Markets Group, Inc. “Pink Current Information Tier” and apply with FINRA for the symbol “VLUS” upon the approval. The closing of this offering is contingent upon the successful listing of the Company on the OTC Markets Group, Inc. (“OTC”).

The voting control of our common stock is possessed by Tea Hyen Shin, our Chief Executive Officer and Chairman of the Board of Directors, who was issued 1,000,000 shares, or 100%, of our Preferred Series A Stock for $1,000 in or about May 2021.  Mr. Shin also holds 6.5 million shares of our Common Stock, or 34% of the outstanding common shares.

After this Offering, assuming all of the shares in this Offering are sold, which there can be no guarantee, Mr. Shin will still retain 34% ownership and control in the Company. When factoring the preferred and common shares together, Mr. Shin will hold 94.2% voting rights effectively controlling the corporation with a super-majority quorum.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 15, 2024

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus outside the United States.

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CAUTIONARY NOTE TO INVESTORS

This Prospectus qualifies the distribution of securities of an entity that presently derives all of its revenue, if any, from to be implemented business plans for the distribution of medical testing devices in the United States and in North American and European Markets.

The United States and the Republic of Korea (“South Korea”) are parties to the Intellectual Property Rights (IPR) Chapter of the U.S.-South Korea trade agreement which contains state-of-the-art protections spanning all types of intellectual property, and requirements to join key multilateral IPR agreements. It also contains strong enforcement provisions to ensure that American intellectual property rights are efficiently and effectively protected in South Korea.

Any intellectual property protected by ValueOne, South Korea, will seek to have reciprocal rights acknowledged by both the United States Patent and Trademark Office (“USPTO”) and the South Korean Intellectual Property Office (“KIPO”).

ValueOne is the strategic joint-venture partner of ValueOne, Inc., a Republic of Korea corporation. The South Korean corporation holds all intellectual property in this prospectus and provides the exclusive right to use the same to ValueOne.  The two companies are working together cooperatively to develop new intellectual property pursuant to a Joint Venture Agreement for the Development Ownership; and Control of Intellectual Property and Work Product, Exhibit 1.5 hereto.

Depending on which joint venture partner the primary developer of any new intellectual property is the partners will register the intellectual property in the appropriate jurisdiction and then seek reciprocal registration in any remaining jurisdictions required.

ValueOne does not have any approval or authority to operate in such markets but has applied to do so in South Korea from the Ministry of Food and Drug Safety for South Korea (the “KFDA”). Upon the approval of the KFDA government to manufacture, sell and distribute its devices, the United States corporation will seek reciprocal approval from relevant United States government agencies, i.e. United States Food and Drug Administration (the “FDA”).

Trademarks

This prospectus contains references to trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to ValueOne, Inc., a Nevada corporation.

The Company

Background

ValueOne, Inc. was incorporated in the State of Nevada as a for-profit Company on May 30, 2018 and adopted the calendar year-end. The Company is focused on the research, design, manufacture and distribution of medical testing devices. ValueOne – Nevada operates as the exclusive joint-venture partner of ValueOne, Inc. – South Korea.

Value One, Inc. of South Korea was founded in Seoul by Tea Hyen Shin 2015.  With only $50,000 USD in seed capital the company has been able to develop a suite of at home in vitro medical testing devices, with plans for its own clinical testing laboratory and global distribution network.

In January 2021 ValueOne-Nevada and ValueOne-South Korea entered into a strategic joint venture agreement whereby Value One-Nevada will act as the primary advertising, marketing, and distributor as well as assist in the co-development of research and development for new markets of products designed in South Korea for the United States market.

The two joint venture partner companies will work cooperatively to develop these medical testing devices and establish a supply chain for distribution, sales and marketing in the United States and South Korea. An important part of the Company’s success relies on the existence of a clinical laboratory for medical and diagnostic testing.

No determination has been made on whether this facility will be acquired or developed from scratch. This will require the retainer of qualified medical doctors and laboratory technical personnel to staff the lab to preform testing in support of the company’s range of at home testing products.

Capital Structure

The Company amended its articles of incorporation on May 10, 2021 increasing its total authorized common shares from two million (2,000,000) at $0.001 par value to two hundred million (200,000,000) at $0.001 par value with twenty million (20,000,000) preferred shares at par value of $0.001. On May 19, 2021, one million (1,000,000) shares of Series A Preferred Shares are designated with a par value of $0.001, which carry voting rights senior to the Common Stock and will not be subject to any reverse splits or deductions.

The Preferred Series A shall rank senior to the Common Stock as to dividends and upon liquidation, dissolutions or winding up.  On or about May 26, 2021 the 1,000,000 Series A Preferred Shares were issued to our president, chief executive, chairman and controlling shareholder Tea Hyen Shin in return for $1,000 USD cash payment by him.

Overview

Value One Inc is developing self-diagnostic kits for sexually transmitted diseases and was established for the purpose of manufacturing and selling medical devices.

We are a Nevada corporation and the joint-venture partner of ValueOne, Inc. of South Korea who holds valuable intellectual property in the medical and biometric testing industry. ValueOne, Inc. intends to develop, market, and distribute medical testing devices and new technologies with exclusive rights to do so in North America.

In or about January 2021 the Company entered into an Exclusive Joint Venture Agreement for the Ownership, Development and Control of Intellectual Property and Work Product. ValueOne is a development stage company that does not currently have any substantial business operations and has not generated any revenues. The Company will not be profitable until it derives sufficient revenues and cash flows from the marketing of its products.

We believe that, if we obtain the proceeds from this offering, the Company will be able to implement its business plan and conduct business pursuant to the business plan for at least the next twelve months.   Our operations to date have been devoted primarily to business plan design, start-up and development activities, which include the following:

1.Development of the ValueOne, Inc., North American business plan.

2.Defining initial short-term and long-term marketing efforts including scouting locations, and designing and developing a network of affiliates who will assist in the implementation of our business plan.

3.Research and Development to develop intellectual property and biological testing systems for the at-home use market.

4.Implementation of business strategies and techniques.  This includes hourly rates and the number of hours required to develop our business plan.  These numbers have been incorporated into our Use of Proceeds budget.

5.Beginning of due diligence on our planned distribution of medical testing kits in North American and later in Europe.

Certification Process

Value One Inc Korea is currently in the process of approval from the KDFA for two sexually transmitted diseases, gonorrhea and chlamydia. In order to be approved, ISO13845 and a South Korea Good Manufacturing Process (“KGMP”) certifications must be obtained.

Among the current KGMP procedures, stability, production process, manufacturing control data, etc. are being corrected and supplemented.  As for the in vitro diagnostic kit business, our development and approval were delayed due to the overall industry infrastructure focusing on the prevention and treatment of coronavirus due to the COVID-19 pandemic.

Currently, the procedure for in vitro diagnostic kits for two sexually transmitted diseases is proceeding smoothly, and we aim to complete KFDA approval by the end of 2023.  FDA certification proceeds after obtaining approval from KFDA. Our products fall under Class 3 of the FDA's Medical Supplies for External Body Part. Class 3 regulates Registration, Devise Listing and PMA (Pre-Market Authorization). KFDA's conditions and standards conform to the FDA's level.

Therefore, for FDA certification, documents are prepared and applied based on GMP and ISO 13845 approved by KFDA. After the documents are received and reviewed, the FDA conducts an inspection, and if all data match, approval is granted. It usually takes between 3-4 months after submitting the application.

No Prior Bankruptcy

ValueOne never been party to any bankruptcy, receivership or similar proceeding, nor has it undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business.

Intellectual Property

We currently do not have trademarks, patents, or any other types of protection on our business plans. Please refer to “Description of Our Business.”

Zero Revenues and Zero Employees

We have no revenues since inception, have sustained losses since inception, do not have any employees, other than Tea Hyen Shin, our CEO and Chairman of the Board of Directors.  We may not generate sufficient revenues even if we are able to gain market acceptance of our business plan. Accordingly, we will be dependent on future financings in order to maintain our operations and continue our research and development. Please refer to “Risk Factors.”

Voting Control

The voting control of our common stock is possessed by Tea Hyen Shin, our Chief Executive Officer and Chairman of the Board of Directors, who was issued 1,000,000 shares, or 100%, of our Preferred Series A Stock for $1,000 in or about May 2021.  Mr. Shin also holds 6.5 million shares of our Common Stock, or 34% of the outstanding common shares.

After this Offering, assuming all of the shares in this Offering are sold, which there can be no guarantee, Mr. Shin will still retain 34% ownership and control in the Company. When factoring the preferred and common shares together, Mr. Shin will hold 94.2% post-sale voting rights effectively controlling the corporation with a super-majority quorum.

Recent Reverse Split

On January 3, 2022 our board of directors approved a reverse split of 2:1 for all common shares.

Our Corporate Strategy

We intend to enter the at-home in-vitro medical testing market in the United States, with potential expansion to other markets such as Canada, Mexico, the United Kingdom and European Union.

We operate through a Joint Venture Agreement with ValueOne, Inc. of South Korea. We plan to work cooperatively to develop new intellectual property and work product to further develop our current line of at-home in-vitro testing kits. The primary location where this will occur at least initially is in Seoul, South Korea at ValueOne, Inc. of South Korea. Our company will benefit from access to this intellectual property and the exclusive license to sell, market and distribute the same. Our kits focus on the in-home diagnosis of sexually transmitted diseases.

The key elements of our growth strategy are:

Research and Development of New Products - We can leverage our relationship with our joint venture partner to tap the biotechnology pipeline from South Korea to introduce new in-vitro testing and other medical products designed for home-use to larger markets.

Entry into Strategic Partnerships - We plan to use our increased market presence in the United States to develop new strategic connections for advertising, marketing, distribution, sales and for the growth of us a brand name for home-use medical and testing products.

Develop Additional Revenue Streams - Our kits focus on the in-home diagnosis of sexually transmitted diseases, but with additional investment capital we can develop other testing kits for a broader range of infectious diseases.

Further Develop Our Technology and Intellectual Property - We plan to use capital raised from the offering described in this prospectus to fund additional research and development of our IP portfolio and to if beneficial acquire other technology and IP from third parties consistent with our business plans and models.

Promotion of Our Brand and Name Recognition - We plan to use capital raised from the offering described in this prospectus to fund development of our brand name and recognition on the internet and in the North American market place for in-vitro and home-use medical testing kits and devices.

Securing Additional Capital to Finance Manufacturing and Testing Facilities - We plan to use capital raised from the offering described in this prospectus to fund future offerings of our common stock to raise additional funds for manufacturing and testing facilities although no firm plans exist at this time.

Industry Analysis

In Vitro Diagnostics is used for the purposes of diagnosis and prognosis of diseases, determination of health conditions, determination of effectiveness of disease treatment, and prevention. It is a medical device that tests using tissue cells, blood, urine, feces, saliva, etc. collected from the human body.

In vitro diagnostic device technology is divided into a total of eight (8) sub-fields as follows, and there are differences in diagnosable diseases. Considering the global market share and average annual growth rate, among the eight sub-fields, the current main ones are immunochemical diagnostics, molecular diagnostics, point-of-care diagnostics, and self-diagnostic blood glucose measurements.

Fields	Description
Molecular Diagnostics	DNA and RNA containing genetic information of the human body or virus are tested and used to test for immunodeficiency virus (HIV), human papilloma virus (HPV), cancer genes, and genetic diseases

Immunochemical Diagnosis

Detects the presence of specific small molecules in a sample and uses antigen-antibody reaction to diagnose and track various diseases such as cancer markers, infectious diseases, thyroid function, anemia, allergies, pregnancy, and substance abuse.

Point-of-Care (POCT)

It enhances the therapeutic effect by allowing the patient to immediately test what was previously tested in the fields of immunology and clinical chemistry. It is used for blood gas test, myocardial infarction test, blood coagulation test, etc.

Self-Diagnosis of Blood Glucose Measurement	Used by diabetic patients for self-diagnosis of blood sugar levels.

Blood Diagnosis

A test that studies blood and bone marrow. It is a field that tests blood cells such as red blood cells, white blood cells, platelets, and hemoglobin. It is used for diagnosing or treating leukemia, anemia, autoimmune disease, etc., and tracking and monitoring anticoagulation treatment.

Clinical Microbiological Diagnosis	It is used for diagnosing and tracking diseases caused by infection by diagnosing microbial infection by testing serum, plasma, and urine, and determining the appropriate antibiotic and dosage.

Histopathology Diagnosis	Used for diagnosing and tracking diseases caused by infection by finding the source of infection using human tissue.

Hemostasis Diagnosis	Diagnosis by analyzing body fluids or living tissues to observe cancer tissues or cells

Our Market Opportunity

As of 2019 the US home medical testing market was valued at $250 million and expected to double by 2024. This assessment was conducted by Cardinal Health and occurred pre-Covid.  With the onset of the Covid-19 pandemic consumers were increasingly asked to perform at-home medical tests not only to determine if they were infected with the Covid-19 virus but to perform other medical tests that were unable to be performed in medical offices. Major corporations such as Amazon have sought to exploit this market. We seek to leverage access to South Korean bio-medical and technologies to exploit North American market opportunities in home medical testing.

Our Competitive Advantage

We can leverage access to the South Korean biotechnology market with strategic connections for distribution across larger markets, i.e. the United States. With access to United States capital markets we finance continued research and development of intellectual property in South Korea and the United States all with the security of shared management and mutual benefit vis a vis the Joint Venture Agreement.

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Common Stock. These risks are discussed more fully in “Risk Factors” beginning on page 15 of this prospectus. These risks include, but are not limited to, the following:

•We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we achieve profitability, we may not be able to sustain it;

•The commercial success of our in-development and future diagnostic tests and services and our revenue growth depends upon attaining significant market acceptance among payers providers, clinics, patients, and biopharmaceutical companies;

•If we fail to retain our distribution partners and, as we grow, fail to increase our sales and marketing capabilities or develop broad awareness of our in-development and future diagnostic tests in a cost-effective manner, we may not be able to generate revenue growth;

•If we cannot maintain our current relationships, or enter into new relationships, including with biopharmaceutical companies, our revenue prospects could be reduced;

•We currently depend upon third-party suppliers and expect to depend on third party suppliers in the future, including contract manufacturers and single source suppliers, making us vulnerable to supply problems and price fluctuations;

•Natural or man-made disasters and other similar events, including the COVID-19 pandemic, may significantly disrupt our business, and negatively impact our business, financial condition and results of operations;

•Any failure to offer high-quality support for our in-development and future diagnostic tests and services may adversely affect our relationships with providers and negatively impact our reputation among patients and providers, which may adversely affect our business, financial condition and results of operations;

•We may face additional costs, loss of revenue, significant liabilities, harm to our brand, decreased use of our products or services and business disruption if there are any disruptions in our information technology systems as a result of security or data privacy breaches or other unauthorized or improper access through us or third-parties under domestic and foreign privacy and data laws;

•Our results of operations will be materially harmed if we are unable to accurately forecast customer demand for, and utilization of, our diagnostic tests and manage our inventory;

•Cost-containment efforts of our customers, purchasing groups and governmental purchasing organizations could have a material adverse effect on our future sales and profitability;

•Litigation and other legal proceedings, including costs of insurance and others, may adversely affect our business;

•Our Officers and Directors are currently employed by our joint venture partner ValueOne, Inc., of South Korea and are physically located  in Seoul, South Korea. As our business plan is implemented and our company grows we may need to hire new officers or directors who are located in the United States. We have plans to open a full time office in Orange County California. This will require additional capital to fund such executive employment and office lease agreements.

•We will need to raise additional capital to fund our existing operations, develop our platform, commercialize new diagnostic tests and/or expand our operation;

•Failure to obtain or maintain adequate coverage and reimbursement for in-development or future diagnostic tests could limit our ability, and that of our collaborators, to fully commercialize our in-development or future diagnostic tests, which would decrease our ability to generate revenue;

•Healthcare reform measures could hinder or prevent the commercial success of our in-development or future diagnostic tests;

•Compliance with United States Food and Drug Administration (“FDA”) regulations can be costly and time-consuming, and violations can lead to severe fines, administrative or judicial sanctions, and other penalties that could be disruptive to our business;

•If we are ultimately unable to obtain any necessary or desirable FDA and comparable foreign regulatory authorities’ approvals or clearances, or if such approvals or clearances are significantly delayed, our business will be substantially harmed;

•Delays or failures in our clinical trials will prevent us from commercializing any in-development, modified or new diagnostic tests and will adversely affect our business, operating results and prospects;

•Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results;

•We and our third-party suppliers must comply with environmental, health and safety laws and regulations, which can be expensive, disruptive, and restrict how we do business;

•Our success may be impaired if we are unable to obtain, maintain and protect our intellectual property rights and confidentiality of trade secrets;

•Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our in-development and future diagnostic tests, products and services;

•We may become involved in lawsuits to protect or enforce our patents, the patents of our licensors or other intellectual property rights, which could be expensive, time consuming and unsuccessful;

•Patent terms may be inadequate to protect our competitive position on our in-development and future diagnostic tests, products and services for an adequate amount of time;

•There has been no prior public market for our Shares and an active trading market may not develop;

•If we are unable to execute our current operating plans, our results of operations may be materially adversely affected, and we may not be able to continue as a going concern, resulting in our securities having little or no value at all.

•We expect that the price of our Shares will fluctuate substantially, and you may not be able to sell the shares you purchase in this offering at or above the offering price;

•If you purchase our Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares;

•A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Shares to drop significantly, even if our business is doing well;

•Our directors, officers and principal stockholders beneficially own in the aggregate 35.4% of the Company’s current outstanding Common Stock entitled to vote and may take actions that may not be in the best interests of our other stockholders;

•The voting control of our common stock is possessed by Tea Hyen Shin, our Chief Executive Officer and Chairman of the Board of Directors, who was issued 1,000,000 shares, or 100%, of our Preferred Series A

Stock. Mr. Shin also holds 6.5 million shares of our Common Stock, or 34% of the outstanding common shares.

•When factoring our Preferred Series A Stock in our cumulative voting rights, our directors, officers, and principal stockholders beneficially own in the aggregate 94.2% of the Company’s total voting rights, a super-majority quorum, under Nevada law.

•The significant voting power held by the Company’s directors, officers and principal stockholders may affect the market value of shares with different voting rights.

Corporate Information

We were incorporated in the State of Nevada on May 30, 2018. Our executive office is located at 30 Corporate Park, Suite 315 Irvine, CA 92606 and our telephone number is +1 (954) 253-5840. Our internet website is www.valueone.us. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

The Offering

Common Stock to be Sold	Up to 13,680,000 shares of our common stock representing 71.6% of the shares of our common stock that each of our stockholders owns.

Common Stock Outstanding before the Offering	19,100,000 as of May 15, 2024

Common Stock Outstanding after the Offering	19,100,000

Dividend Policy

We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy”.

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 15 of this prospectus before deciding whether or not to invest in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock being offered under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us, the Selling Securityholders and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessarily complete, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described below.

We will distribute annual reports to our stockholders, including financial statements audited and reported on by an independent registered public accounting firm. Any or all reports and other documents we will file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for sale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.valueone.us. If you do not have internet access, requests for copies of such documents should be directed to Tea Hyen Shin, the Company’s CEO, at ValueOne, Inc., 30 Corporate Park, Suite 315 Irvine, CA 92606.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Specific Risks Related to Our Company

We are Dependent on Foreign Suppliers and the Logistics of a Complex Supply Chain May Prove Problematic and Costly to Operate

The suppliers that deliver the components of the product are all South Korean companies. Our suppliers specialize in manufacturing medical devices for in vitro diagnostic products, and the details are as follows:

Components	Supplier	Country
Inspection Kit	Intops Co., Ltd	South Korea
Test reagent	Levogen Co., Ltd	South Korea
Inspection instruments, plastic cases, cotton swabs	A Three Co., Ltd	South Korea
Special thermal paper for medical use	Medione Henscare Co., Ltd	South Korea

To date, we have not experienced any reduction in the available supply of our products. Additionally, many of our employees, including members of our management team, have been working remotely as a result of the closure of our offices and warehouses in compliance with local and state regulations in response to the COVID-19 pandemic. If our operations or productivity become, or continue to be, impacted throughout the duration of the COVID-19 outbreak and government-mandated closures, those occurrences may negatively impact our business, financial condition, and cash flow.

The extent to which the COVID-19 pandemic will further impact our business will depend on future developments and, given the uncertainty around the extent and timing of the potential future spread or mitigation and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our business at this time.

Our Products are Subject to Regulation by South Korean and United States Authorities

Due to our research and development pipeline originating in Seoul, South Korea with ValueOne, Inc. of South Korea, we must first obtain the approval of the KIPO and KFDA before obtaining approval of the USPTO and USFDA for our products. This may prove costing and complicated in developing products for multiple markets despite trade agreements between the United States and South Korea.

Our Company is Subject to Super Majority Voting Control by Our Chief Executive Officer and Chairman of our Board of Directors

The voting control of our common stock is possessed by Tea Hyen Shin, our Chief Executive Officer and Chairman of the Board of Directors, who was issued 1,000,000 shares, or 100%, of our Preferred Series A Stock for $1,000 in or about May 2021.  Mr. Shin also holds 6.5 million shares of our Common Stock, or 34% of the outstanding common shares. When factoring our Preferred Series A Stock in our cumulative voting rights, our directors, officers, and principal stockholders beneficially own in the aggregate 94.2% of the Company’s total voting rights, a super-majority quorum, under Nevada law.

We have no revenues to date and require future investment and loans to finance our business operations.

We have not yet brought any products to market and will require additional investment to complete product development, regulatory approval and secure relationships with vendors and distributors. We have a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we achieve profitability, we may not be able to sustain it;

We are dependent on the commercial success of our diagnostic testing kits and without market success we will be unable to become profitable

The commercial success of our in-development and future diagnostic tests and services and our revenue growth depends upon attaining significant market acceptance among payers providers, clinics, patients, and biopharmaceutical companies;

We must develop further strategic relationships to grow brand awareness about our company and products

If we fail to retain our distribution partners and, as we grow, fail to increase our sales and marketing capabilities or develop broad awareness of our in-development and future diagnostic tests in a cost-effective manner, we may not be able to generate revenue growth;

Without strategic partners we will be unable to execute on our businesss plans

If we cannot maintain our current relationships, or enter into new relationships, including with our revenue prospects could be reduced; Any failure to offer high-quality support for our in-development and future diagnostic tests and services may adversely affect our relationships with providers and negatively impact our reputation among patients and providers, which may adversely affect our business, financial condition and results of operations;

Natural disasters such as Covid-19 will negatively impact our business and further delay our plans

Natural or man-made disasters and other similar events, including the COVID-19 pandemic, may significantly disrupt our business, and negatively impact our business, financial condition and results of operations;

We must develop support teams to service our clients and to ensure reliability of our diagnostic testing kits; Inaccurate or nonworking testing kits will have a detrimental impact upon our business.

Any failure to offer high-quality support for our in-development and future diagnostic tests and services may adversely affect our relationships with providers and negatively impact our reputation among patients and providers, which may adversely affect our business, financial condition and results of operations;

If our information systems or testing technologies are interrupted or disabled we be liable to third parties for breaches of their privacy and inadvertent disclosure of medical records.

We may face additional costs, loss of revenue, significant liabilities, harm to our brand, decreased use of our products or services and business disruption if there are any disruptions in our information technology systems as a result of security or data privacy breaches or other unauthorized or improper access through us or third-parties under domestic and foreign privacy and data laws;

Our reliance on foreign supplies mean that if we are unable to accurately forecast demand our model could become unsustainable and overly expenseive to maintain.

Our results of operations will be materially harmed if we are unable to accurately forecast customer demand for, and utilization of, our diagnostic tests and manage our inventory Cost-containment efforts of our customers, purchasing groups and governmental purchasing organizations could have a material adverse effect on our future sales and profitability;

Our business could be adversely affected by litigation or government regulation.

Litigation and other legal proceedings, including costs of insurance and others, may adversely affect our business;

Our Management team is employed by our joint venture partner and do not have formal agreements other than our CEO and Chairman Mr. Shin

Our Officers and Directors are currently employed by our joint venture partner ValueOne, Inc., of South Korea and are physically located  in Seoul, South Korea. As our business plan is implemented and our company grows we may need to hire new officers or directors who are located in the United States. We have plans to open a full time office in Orange County California. This will require additional capital to fund such executive employment and office lease agreements.

We will need to raise additional capital to fund our existing operations, develop our platform, commercialize new diagnostic tests and/or expand our operations or we may cease to exist as a going concern.

Failure to obtain or maintain adequate capital for in-development or future diagnostic tests could limit our ability, and that of our collaborators, to fully commercialize our in-development or future diagnostic tests, which would decrease our ability to generate revenue; If we are unable to execute our current operating plans, our results of operations may be materially adversely affected, and we may not be able to continue as a going concern, resulting in our securities having little or no value at all.

Healthcare reform measures could hinder or prevent the commercial success of our in-development or future diagnostic tests.

Compliance with United States Food and Drug Administration (“FDA”) regulations can be costly and time-consuming, and violations can lead to severe fines, administrative or judicial sanctions, and other penalties that could be disruptive to our business; If we are ultimately unable to obtain any necessary or desirable FDA and comparable foreign regulatory authorities’ approvals or clearances, or if such approvals or clearances are significantly delayed, our business will be substantially harmed;

Delays or the inability to obtain regulatory approval for our products will compromise our ability to advance our business plans.

Delays or failures in our clinical trials will prevent us from commercializing any in-development, modified or new diagnostic tests and will adversely affect our business, operating results and prospects; Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results;

Our business model will subject us to both United States and South Korean regulatory authorities; any operations in other countries must also be compliant with applicable health and safety code regulations.

We and our third-party suppliers must comply with environmental, health and safety laws and regulations, which can be expensive, disruptive, and restrict how we do business;

We will have to secure our intellectual property rights in multiple domains which could be time consuming and costly.

Our success may be impaired if we are unable to obtain, maintain and protect our intellectual property rights and confidentiality of trade secrets; Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our in-development and future diagnostic tests, products and services;

Our products could become the subject of lawsuits over property rights or infringement of other rights or failure to test accurately.

We may become involved in lawsuits to protect or enforce our patents, the patents of our licensors or other intellectual property rights, which could be expensive, time consuming and unsuccessful;  Patent terms may be inadequate to protect our competitive position on our in-development and future diagnostic tests, products and services for an adequate amount of time;

We may experience a substantial decrease in the market price for our shares upon the resale of selling shareholders.

We expect that the price of our Shares will fluctuate substantially, and you may not be able to sell the shares you purchase in this offering at or above the offering price; If you purchase our Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares as a significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Shares to drop significantly, even if our business is doing well;

Our Board of Directors holds more than one third of our outstanding common shares.

Our directors, officers and principal stockholders beneficially own in the aggregate 35.4% of the Company’s current outstanding Common Stock entitled to vote and may take actions that may not be in the best interests of our other stockholders;

We are subject to super majority voting control >90% by our founder and CEO Tea Hyen Shin

The voting control of our common stock is possessed by Tea Hyen Shin, our Chief Executive Officer and Chairman of the Board of Directors, who was issued 1,000,000 shares, or 100%, of our Preferred Series A Stock.  Mr. Shin also holds 6.5 million shares of our Common Stock, or 34% of the outstanding common shares. When factoring our Preferred Series A Stock in our cumulative voting rights, our directors, officers, and principal stockholders beneficially own in the aggregate 94.2% of the Company’s total voting rights, a super-majority quorum, under Nevada law. The significant voting power held by the Company’s directors, officers and principal stockholders may affect the market value of shares with different voting rights.

General Risks Related to Our Company

We are a start-up company with limited operating history and zero (0) full-time employees.

Our company was formed in the past five (5) years and employs zero (0) persons full-time.

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We have a history of operating losses and we may need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We have not achieved sustainable profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our acquisition of suitable target companies and could cause our business plan to fail.

We will need substantial additional funding to pursue our acquisition of companies and business units that meet our desired standards. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our acquisition strategy. Any of these events could significantly harm our business, financial condition and prospects.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of businesses and assets or enter into strategic alliances and collaborations, to initiate and then expand our operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have limited experience with acquiring other companies and assets and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or equity securities as consideration. Any such issuance of securities would dilute the ownership of our stockholders. If the price of our Common Stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our future success depends on our ability to retain our CEO and to attract, retain and motivate qualified personnel.

Our future business and results of operations depend in significant part upon the continued contributions of our CEO and his business acumen and strategic connections. If we lose his service or if he fails to perform in his current position, or if we are not able to attract and retain skilled personnel as needed, our business could suffer.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire Board of Directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the Board of Directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We expect to face intense competition, often from companies with greater resources and experience than we have.

To acquire qualified companies, we are likely to face competition from companies that have substantially greater financial, technological, managerial and research and development resources and experience than we have. In addition, if we are successful in closing our acquisition of one or more target companies, these acquired companies are likely to face competition for their service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we have. If we are unable to compete successfully, we may be unable to grow, sustain our revenue or be successful in achieving our business plan.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We are growing the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this prospectus, we have one full-time employee, our CEO, Tea Hyen Shin. As our acquisition plans proceed and development and commercialization plans and strategies develop, we expect to need additional development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our Company.

Our industry is subject to rapid change, which could make our solutions and the products we develop and services we offer, obsolete. If we are unable to continue to innovate and improve our products and services, we could lose customers or market share.

Our industry is characterized by rapid changes, including technological and scientific breakthroughs, frequent new product introductions and enhancements and evolving industry standards, all of which could make our current diagnostic tests and others we are developing obsolete. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of scientific and technological advances. In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. There have also been advances in methods used to analyze very large amounts of molecular information. We must continuously enhance our offerings and develop new and improved diagnostic tests to keep pace with evolving standards of care. If we do not leverage or scale our sample and data biobank, discover new diagnostic biomarkers or applications or update our diagnostic tests to reflect new scientific knowledge, including about prostate cancer biology and other cancers in our product development pipeline, information about new cancer therapies or relevant clinical trials, our diagnostic tests could become obsolete and sales of our current diagnostic tests and any new tests we develop could decline or fail to grow as expected. This failure to make continuous improvements to our diagnostic tests to keep ahead of those of our competitors could result in the loss of customers or market share that would adversely affect our business, financial condition and results of operations. The development of new liquid biopsy technologies could negatively impact demand for our products.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into new markets as we acquire new businesses may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our service and product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we will serve for the companies we acquire. If problems arise with our future products or services, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We may not maintain sufficient insurance coverage for the risks associated with our future business operations.

Risks associated with our prospective businesses and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters and risks of lawsuits from customers who are injured from or dissatisfied with our services. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage will be sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Any failure to protect our future intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights of the companies we expect to acquire. We expect to rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

The impact of epidemics or pandemics may limit our future business both from the demand and supply sides. Our sale people may not be able to effectively engage with customers due to restrictions on travel, conferences and in-person meetings. Our supply chain may be impacted by production and distribution delays. Due to these factors we may limit future operations to reduce expenses until events support and allow normal business procedures.

Our future acquired businesses and/or operations and the businesses of our potential customers could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the global outbreak of the novel coronavirus (COVID-19).

The growth of the businesses we acquire may, in part, be reliant on the willingness of customers to invest in their products and solutions. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause customers to avoid purchases which would delay sales of those products and solutions.

In addition, since we source raw materials used in our products from various U.S. suppliers, the impact of COVID-19 on these suppliers, or any of our other suppliers, distributors and resellers, or transportation or logistics providers, may negatively affect the price and availability of our ingredients and/or packaging materials and impact our supply chain. If the disruptions caused by COVID-19 continue for an extended period of time, our ability to meet the demands of our consumers may be materially impacted.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The price of our common stock may decline below the Offering price of the shares following this offering. The stock market in general, and the market price of our common stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•actual or anticipated variations in our periodic operating results;

•increases in market interest rates that lead purchasers of our common stock to demand a higher investment return;

•changes in earnings estimates;

•changes in market valuations of similar companies;

•actions or announcements by our competitors;

•adverse market reaction to any increased indebtedness we may incur in the future;

•additions or departures of key personnel;

•actions by stockholders;

•speculation in the media, online forums, or investment community; and

•our intentions and ability to list our Common Stock on a National Securities Exchange and our subsequent ability to maintain such listing.

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of our shares of Common Stock in this offering at an assumed public offering price of $0.50 per share for aggregate gross proceeds of up to $2,500,000 and after deducting the estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $0.001 per share.

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market price of our securities will be and as a result it may be difficult for you to sell your shares of our Common Stock.

There is currently an illiquid market for our securities. The lack of an active market may impair your ability to sell those securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. Further, an inactive market may also impair our ability to raise capital by selling securities and may impair our ability to enter into collaborations or acquire companies or products by using our securities as consideration.

If we do not meet the listing standards of a national securities exchange our investors’ ability to make transactions in our securities will be limited, and we will be subject to additional trading restrictions.

Our securities are not currently but will be in the near future traded over-the-counter on the OTC Markets Group, Inc. Pink Current Information or QB Market Tier, and are not qualified to be listed on a national securities exchange, such as NASDAQ or NYSE. Accordingly, we face significant material adverse consequences, including:

-A limited availability of market quotations for our securities;

-A reduced liquidity with respect to our securities;

-Our shares of common stock are currently classified as “penny stock” which requires brokers trading in our shares of common stock to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

-A limited amount of news and analyst coverage for our company; and

-A decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock is traded on the OTC.PINK or OTC.QB, our common stock is a covered security. Although the states are preempted from regulating the sale of our securities, the federal statute allows the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer traded over-the-counter, our common stock would not be a covered security and we would be subject to regulation in each state in which we offer our securities.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.

Some provisions of our charter documents and Nevada law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:

-Permit our Board of Directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as it may designate, of which we have designated 1,000,000 Series A preferred stock with 10,000 votes per share, which are held by Tea Hyen Shin.  These shares vote a preference to common of 200:1 with zero conversion rights or liquidation preference.

-Provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

-Not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

-Provide that special meetings of our stockholders may be called by a majority of the Board of Directors; and

-Provide that our Board of Directors is expressly authorized to make, alter or repeal the bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, who are responsible for appointing the members of our management. Any provision of our articles of incorporation or bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Federal securities laws. These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions. They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to elect the extended transition period for complying with new or revised accounting standards applicable to public companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

An emerging growth company can lose its status if:

1.Its annual revenues exceed $1.235 Billion,

2.It issues more than $1 Billion in non-convertible debt over three years,

3.It becomes a large accelerated filer, or

4.It reaches a public float of $700 Million.

Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a publicly-held company's auditor to attest to and report on management's assessment of its internal controls. The auditor verifies the effectiveness of these controls by testing, inspecting, or observing. Section 404(b) has led to improved financial reporting and greater transparency. Section14A (a) of the Securities Exchange Act of 1934 requires a separate resolution when shareholders approve executive compensation.

Generally speaking, not less frequently than once every 3 years, a proxy or consent or authorization for an annual or other meeting of the shareholders for which the proxy solicitation rules of the Commission require compensation disclosure shall include a separate resolution subject to shareholder vote to approve the compensation of executives, as disclosed pursuant to section 229.402 of title 17, Code of Federal Regulations, or any successor thereto. Section14A (b) of the Securities Exchange Act of 1934 requires shareholder approval of golden parachute compensation.

In any proxy or consent solicitation for a meeting of the shareholders occurring after the end of the 6-month period beginning on the date of enactment of this section, at which shareholders are asked to approve an acquisition, merger, consolidation, or proposed sale or other disposition of all or substantially all the assets of an issuer, the person making such solicitation shall disclose in the proxy or consent solicitation material, in a clear and simple form in accordance with regulations to be promulgated by the Commission, any agreements or understandings that such person has with any named executive officers of such issuer (or of the acquiring issuer, if such issuer is not the acquiring issuer) concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to the acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the issuer and the aggregate total of all such compensation that may (and the conditions upon which it may) be paid or become payable to or on behalf of such executive officer.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

DILUTION

The sale of shares of our common stock by the Selling Stockholders may have a dilutive impact on our stockholders.

Our net tangible book value as of December 31, 2023 was approximately $(30,450.00) or $(0.001) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of common stock outstanding as of December 31, 2023. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by the Selling Stockholders and the net tangible book value per share of common stock immediately after sale of such shares.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of shares of our common stock that represent 100% of the shares of our common stock held by each of our stockholders and shares of common stock. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Purchase Agreement.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of May 15, 2024. The percentages of shares owned before and after the offering are based on 19,100,000 of common stock outstanding. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. solely on information supplied to us by the Selling Stockholders and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the Selling Stockholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

General

Our executive offices are located at 30 Corporate Park, Suite 315 Irvine, CA 92606; telephone number (954) 253-5840. Our corporate website address is www.valueone.us.

Overview

We are a Nevada corporation based in California operating under an Exclusive Joint Venture Agreement for the Development Ownership and Control of Intellectual Property and Work Product with a South Korean corporation, ValueOne, Inc. Our executive officers and directors are compensated by our South Korean joint venture partner and and do not have compensation plans with the Company, but for Tea Hyen Shin who performs services based on an Executive Employment Agreement with a term of three years from August 2021 to August 2024. We are seeking to manufacture and distribute a proprietary line of in-vitro testing equipment designed use in the home.

Results of Operations

We are a start-up company in the early phase of development with limited operations and cash flows. Our operating history constitutes three and a half (3.5) years of losses and payment of basic expenses to maintain our corporation and prepare our business plans.

Liquidity and Capital Requirements

There is no public market for our capital stock and although we are seeking to list our common stock on the OTC Markets Group, Inc. even when listed will constitute a penny-stock and be subjected to heightened scrutiny by broker-dealers and therefore be more illiquid more difficult to deposit, clear and trade by our individual shareholders.

We are seeking to raise an additional $2.5 million dollars through this prospectus and intend on using these funds to finance our operations. If we are unsuccessful in raising additional funds we may have to obtain loans or issue debt to finance our operations.

Based on our historic operations we have low operating costs, however we expect this to increase if we become a public company subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended, and therefore will require additional funds to maintain basic operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

BUSINESS

Overview

We were incorporated on May 30, 2018 in the State of Nevada. We have undergone several name changes and changes of control since our incorporation. Our founder has been involved in a similar business located in Seoul, South Korea. This is our joint venture partner ValueOne, Inc. of South Korea. Together, pursuant to our Joint Venture Agreement, we intend to enter the at-home in-vitro medical testing market in the United States, with potential expansion to other markets such as Canada, Mexico, the United Kingdom and European Union.

Joint Venture Partnership with ValueOne, Inc. of South Korea

We are party to a Joint Venture Agreement for the co-development and reciprocal ownership of medical devices. The primary purpose of the Joint Venture is to divide and conquer the numerous tasks required to develop state of the art medical testing devices for in home use, have those products approved for sale in South Korea and the United States and market those products to the general public.

In terms of operational duties, ValueOne South Korea is focused on research and development and manufacture of testing products and technologies, while ValueOne Nevada is focused on conducting sales and marketing all over the world, including the US market. Sales and marketing function can be included Digital marketing, commercial or advertising, contracts with merchants, Walmart, Amazon, Etc. Warehouse Shipping

ValueOne's products are medical supplies, and product reliability is the most important feature which will distinguish our testing kits from other products. Our products are being developed for markets around the world. So, the most important market is the United States. In order to sell products developed and produced in Korea to the global market, it is necessary to obtain FDA approval and enter the US market. This larger market will allow us to leverage medical technology at a greater scale versus South Korea. ValueOne Nevada will take the lead role on advertising and networking with retailers, consumers, etc.

Product and IP granted from ValueOne-South Korea to ValueOne-Nevada is as follows:

Category	Name	Content	Note
Product	TS 1	Test Kit for 3 kinds of STD-CT, NG, SY
	TS 2	Test Kit for 2 kinds of STD-CT, NG
	TV	Test Kit of Vaginitis - TV, CA, GV
	DS 9	Detection Kit for 9 kinds of STD
Patent	Rapid Diagnostic Kit (No :2020-10-0021514)	Medical Test Kit for STD, Vaginitis	Processing
Trade Mark	RAET KIT (No: 40-2021-0032893)	Apply to Medical Test Kit for STD, Vaginitis and other medical test.	Processing

Value One Nevada received an exclusive reciprocal license in perpetuity of any IP or work produced developed by Value One Korea and titled in that other partner’s name. In consideration of the grant of rights under this Agreement, ValueOne US agrees to 3,000,000 shares of Value One Inc Stock to Value One Korea for three (3) years.  This Agreement was entered into on or about January 25, 2021 and remain in full force and effect for three (3) years or until January 25, 2024. Prior to the expiration of this Agreement, both parties agreed to extend the Agreement for another three years under the same terms. There is no provision for royalty payment in this agreement.

The Goblal Market for STD Testing

The increasing prevalence of STDs is considered to be the major driving factor for industry growth. According to the World Health Organization (WHO), more than one million STDs are acquired every year worldwide.1 Thus, the demand for effective and accurate diagnostic methods is set to increase, driving market growth. Following to this, companies are actively investing in research activities to develop new testing methods for an accurate diagnosis. The commercial availability of immunochromatographic tests (ICT) all over the world is

1   https://www.who.int/news-room/fact-sheets/detail/sexually-transmitted-infections-(stis)

considered to create lucrative growth opportunities in this market. This testing technique is one of the most sensitive, affordable, and user-friendly advanced method of diagnosis which can provide results within 15-20 minutes.

Depending upon types, the worldwide STD Diagnostics market is categorized into Syphilis, Chlamydia, Gonorrhea, Chancroid, Herpes Simplex Virus, Human Immunodeficiency Virus, and Human Papilloma Virus testing. Chlamydia is the most commonly occurring STDs and can be treated by antibiotic medications such as erythromycin and azithromycin. In addition, a rise in the prevalence of this infection among pregnant women is anticipated to increase the rate of chlamydia screening, supporting the segment growth.

As per the Centers for Disease Control and Prevention (CDC), there were more than 115,000 reported new diagnoses of all stages of syphilis in the U.S. alone and the number is increasing. The growing rate of anonymous sex, rising number of unprotected sex, sex with multiple partners and under the influence of several therapeutics will support the growth this category.

In terms of testing devices, the overall industry is broadly bifurcated into laboratory, and point of care devices. The laboratory devices are further divided into flow cyto meters, thermal cyclers - PCR, differential light scattering machines, lateral flow readers - immune- chromatographic assays, and absorbance microplate reader- enzyme-linked immune-sorbent assay (ELISA). Point of care (POC) devices are sub-divided into portable/rapid diagnostic kits, and phone chips (microfluidics + ICT). The integration of advanced technologies, coupled with the growing demand for rapid screening support the segment growth.

Based on the testing location, the worldwide STD diagnostics market is divided into PoC, and laboratory testing (private labs, and public health labs). Currently, the laboratory segment captured maximum revenue share owing to the growing number of laboratories, offering STD screening.

Regionally, the overall market is viewed as North America, Asia Pacific, Latin America, and Europe. North America is a dominating region for STD diagnostics owing to the rising prevalence of this infection coupled with favorable government policies for market development. As per the study of the National Center for Biotechnology Information (NCBI), in the U.S. only, more than 20 million sexually transmitted infections (STIs) occur every year and more than half of the cases occur between 15-24 year age group.

The rapid increase in the prevalence of sexual disorders, coupled with increasing government funding and programs are contributing to the APAC market growth. Among the US medical device market $163.11 billion (USD 163.11 billion) by sector (020), in vitro diagnostic medical devices account for 17,8%, and STD tests such as syphilis, Chlamydia, and gonorrhea are considered post-sexual measures in the UK.

According to a report published by Allied Market Research on the 'Stand-Infectious Disease (STD) Test Market by Disease Type and Test Site: Global Opportunity Analysis and Industry Outlook, 2018-2025', the global STD test market will reach 139.57 million by 2025. Therefore, it is expected to grow at an average annual rate of 5.6% after 2018.

Proprietary In-Vitro Testing Kits

We have, though our joint venture partner, developed a line of proprietary in-vitro medical testing kits for home use to screen for various sexually transmitted diseases. We plan to facilitate the marketing and distribution of these kits in the United States, North America, Latin America, the United Kingdom and European Union.

12 Month Goals

During the next twelve (12) months we hope to fully fund our offering in connection with this prospectus and launch a follow-up offering. With additional investment capital we can devote sufficient resources to fund research and development, operating costs, and potential acquisitions. We plan to enter into strategic partnerships in the North American market to facilitate our brand recognition and reach with skilled parties who can assist in critical phases of our business: manufacturing, distribution, diagnostic testing, customer service, etc. If we are unable to meet are capital needs we may be forced to issue debt securities or take on loans at less than favorable rates.

Market Growth

As of 2019 the US home medical testing market was valued at $250 million USD and expected to double by 2024. This assessment was conducted by Cardinal Health and occurred pre-Covid.  With the onset of the Covid-19 pandemic consumers were increasing asked to perform at-home medical tests not only to determine if they were infected with the Covid-19 virus but to perform other medical tests that were unable to be performed in medical offices. Major corporations such as Amazon have sought to exploit this market. We seek to leverage access to South Korean bio-medical and technologies to exploit North American market opportunities in home medical testing.

According to Fortune Business Insight, the global in vitro diagnostics market size was USD 61.2 billion in 2018 and is expected to reach $88 billion USD by 2026, growing at a CAGR of 4.5% during the forecast period.

North America generated revenue of $23.09 billion in 2018 and is expected to dominate the global in vitro diagnostics market by 2026.

Marketing and Growth Strategy

For operation, the South Korean parent company ValueOne, Inc. of South Korea and Value One, Inc. of Nevada share core functions and conduct business for the global market. ValueOne Korea is focused on research and development and manufacture of testing products and technologies, while ValueOne Nevada is focused on conducting sales and marketing all over the world, including the US market.

In 2021, Value One Korea applied for a patent for its technology in South Korea and signed a contract with Value One Inc for the right to use the technology in the United States and other countries. STD Test Kits, which have completed product development, are in the process of being approved by the South Korean FDA. In the meantime, ValueOne Korea has signed an LOI with an OEM suitable for the production of our products and is negotiating production conditions. Test Kits produced by this OEM manufacturer will be supplied to Value One Inc.

Valueone Korea's first business model is when a customer collects a sample and sends it to the company's test center, the company checks whether or not they are infected with an STD and informs the customer online. The company opened a mobile app and online site for STD diagnosis to operate a business that connects customers, test centers, and hospitals.

FDA Approval in South Korean and United States

However, in early 2020, the Korea FDA determined that this business was equivalent to telemedicine, and in Korea, the sale of our sexually transmitted disease diagnosis products and services was banned, and our business was discontinued. And in May 2020, the government proposed a law related to in vitro diagnostic medical devices. Accordingly, our company started to develop a self-diagnosing sexually transmitted disease kit. In May 2022, the In Vitro Diagnostic Medical Device Act came into force, allowing our products to be applied to the Korea FDA.

Approval from the South Korean FDA is expected to be completed in the end of 2023, and at the same time, it is scheduled to apply for approval from the US FDA. Assuming the South Korean Company is approved by the Korean FDA before the end of 2023 and the Nevada Company can apply for US FDA approval with approval expected to be completed by summer 2024 if there are no serious reasons for disqualification, and sales and marketing will proceed in earnest after such time.

After FDA approval, ValueOne, Inc. will register the product with Amazon and other online retailers such as Walmart, Walgreens, Target, etc. and starts online marketing. At the same time, we will seek to develop, register, and introduce new products to the US market from our development pipeline in South Korea. For offline sales, we are recruiting a marketing expert who is proficient in the US market and build a marketing strategy and sales network.

Sales and Marketing Strategies

We are now in contact with several marketing experts and negotiating terms. We are negotiating the terms of the contract for the marketing manager in the US, and it is proceeding positively, so the contract is expected to be completed before the end of 2023.

Sales to South Korea, Japan, Southeast Asia, Europe are currently being negotiated in advance with several distributors, and in particular, contracts in Japan are expected to be concluded first. We are negotiating with IVAYA BIO & INDUSTRY, a Korean agent for the Japanese Ministry of Health, Labor and Welfare, and our STD Test KIT 15,000 sets per month and HIV KIT 15,000pcs per month to supply and supply our products and other companies' products. BIO & INDUSTRY is requesting supply from Malaysia. Our STD Test KIT completed the test by providing a sample to IVAYA BIO & INDUSTRY, and when FDA approval is completed, we will sign a contract and supply it. Prostitutes registered with the Japanese Ministry of Health, Labor and Welfare are being tested for sexually transmitted diseases and AIDS once a month with a PCR test. As the incidence of sexually transmitted diseases increases, the Ministry of Health, Labor and Welfare is trying to more effectively manage prostitutes by testing them once a week with our Self Test Kit.

In 2024, we plan to open a US sales office in Orange County, California and open Southeast Asia ValueOne in Ho Chi Minh, Vietnam to outsource regional marketing and low-cost product development and OEM production From the beginning stage of product development in collaboration with medical institutions, the opinions of specialists in the field were reflected in the design of the product. Initially, it was decided to do an OEM in a specialized manufacturing company located in South Korea that produces medical devices by verifying, inspecting, and managing safety and effectiveness. The company has secured competitiveness with stable quality, low defect rate, and low supply price by establishing an efficient production system.

In the future, we plan to build our own intelligent production plant that improves productivity, quality, and customer satisfaction by applying information and communication technology (ICT) combined with digital automation solutions to production processes such as design, development, manufacturing.

Current Testing Kits in Development Pipeline

These products are being developed by ValueOne South Korea and will be released in 2022/2023. As their exclusive joint venture partner we will have access to all kits upon approval with appropriate regulatory agencies in the United States and South Korea.

1. Three (3) types of Vaginitis Test Kit

1.Trichomonas vaginalis: belongs to Trichomonas vaginalis, has flagella at the tip of the cell, accumulates leukocytes in the vagina, the site of infection, and secretes a large amount of purulent vaginal secretions.

2.Candida albicans: As a shipping yeast-type fungus belonging to the Ascomycete family, it causes skin mycoses due to infection by Candida or infects the vagina, mouth, and rectum to cause infections.

3.Gardnerellavaginalis: Bacterial vaginitis with a thin cell wall and intermediate characteristics between gonorrhea and microplasma.

2. HIV (Human Immunodeficiency Virus) tester

A virus that invades the human body and destroys the immune function of the human body and causes Acquired Immune Deficiency Syndrome (AIDS). Symptoms such as fever, fatigue, headache, weight loss, and loss of appetite appear during the stage of transition to AIDS after the incubation period.

3. HPV-DNA (human papillomavirus) test kit

Most of the HPV infection spreads to the vagina and anus through sexual contact and is transformed into abnormal cells, causing high-risk types (HPV16 and 18) cervical cancer, vaginal cancer, and vulvar cancer. Most people infected with HPV do not have symptoms and do not know they are infected. In connection with this test kit, HPV-DNA (human papillomavirus) test reagent and beta-amyloid protein diagnostic reagent for dementia diagnosis will be additionally developed.

4. Lung cancer 3 types tester kit

When lung cancer develops, certain biochemical substances in the blood increase. This is a diagnostic kit that tests this substance by rapid test (POCT, RAPID).

1.Cyfra-21 test kit : In the case of lung cancer (small cell), the concentration of biochemical substances in the blood is checked.

2.NSE (Neuro-specific enolase) test kit: Check the blood biochemical concentration of lung cancer and neuroendocrine tumors.

3.A test kit that tests Cyfra-21 and NSE at once.

5. Myopathy genetic tester and test reagent

Myopathy is a serious and rare intractable disease designated by the United Nations. It is a chronic, progressive disease that is caused by mutations and gradually becomes incapacitated by the failure of muscle cells to be created beyond the gene for synthesizing muscle proteins.

6. Allergy Test Kit

Externally harmless substances such as dust mites or pollen. It is a kit that tests unnecessary immune and hypersensitivity reactions to antigens.

7. Allergy diagnosis equipment and reagents

Related to cells that protect the body from IgE antibodies or substances that are dangerous to our body. It is a diagnostic device that examines substances present in the bloodstream.

8. Arterial Blood Gas Analysis Diagnostic Device.

This is a test diagnostic device that determines whether the oxygen and carbon dioxide levels in the blood are imbalanced or there is an acid-base imbalance by examining the lung function to see if the exchange of oxygen and carbon dioxide is smooth when there are symptoms of respiratory difficulty. This device diagnoses respiratory and metabolic disorders and kidney disease with arterial blood gas test, ABGA, PH, PO2, PCO2, bicarbonate, and HCO3.

9. Myocardial infarction diagnostic device.

Cardiovascular angiography is used to find infarct vessels and diagnose the extent and site of stenosis, and diagnose non-infarct vessel stenosis. Heart-specific troponin and creatinine kinase (CK-MB) are confirmed by blood tests at the site, and myocardial infarction is diagnosed when the levels are elevated.

10. Point of care testing (POCT) diagnostic device

This is a diagnostic device that measures various health indicators such as blood sugar, electrolyte concentration, cardiovascular markers, cholesterol, drug levels, urinalysis, infectious disease, organ function, and immune response. The POCT portable equipment performs the same tests as the in vitro diagnostic (IVD) system, while enabling precise analysis with fewer body fluid samples and reagents and faster tests. POCT diagnostic equipment is combined with laboratory equipment to increase the convenience and speed of use. It is a method that greatly reduces contamination and errors by saving time and reducing the inconvenience of handling samples by putting sample preparation, cell lysis, nuclear phase purification, amplification, and detection in one cartridge. By reducing the components to the cartridge, it must be made into a compact, performance and durable product, with precision and chemical inactivation. It automates the precise movement of samples and reagents in the cartridge based on hydrodynamics, and increases the reliability and accuracy of the test.

Government Regulation

Our business is subject to governmental regulation through the Food and Drug Administration (FDA) in the United States and South Korean Ministry of Health and Welfare (South Korean FDA) as well as state regulators in the United States.

Healthcare reform measures could hinder or prevent the commercial success of our diagnostic tests.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that may harm our future revenues and profitability and the demand for our diagnostic tests. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our diagnostic tests.

The effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our diagnostic tests. For example, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), contains a number of provisions, including those governing enrollments in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs.

There have been judicial challenges to certain aspects of the ACA, as well as efforts by Congress to repeal, replace or alter the implementation of certain aspects of the ACA. Most recently, the Supreme Court of the United States granted certiorari on March 2, 2020, for a Texas District Court case, which invalidated the ACA in its entirety because he concluded that the individual mandate was unconstitutional. Although the Supreme Court of the United States reversed the holding and remanded the case back to the Texas District Court, it is unclear how the Texas District Court will rule, as it is unclear how any future decisions, subsequent appeals, and other efforts to challenge, repeal, or replace, or alter the implementation of the ACA will affect our business, financial condition and results of operations.

Congress may continue to pursue significant changes to the current healthcare laws. We face uncertainties that might result from modifications or repeal of any of the provisions of the ACA, including as a result of current and future executive orders and legislative actions. The impact of those changes on us and potential effect on the medical device industry as a whole is currently unknown. Any changes to the ACA are likely to have an impact on our results of operations, and may negatively affect our business, financial condition and results of operations. We cannot predict what other healthcare programs and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulation in the United States on our business, financial condition and results of operations.

The continuing efforts of the government, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare may harm:

•our ability to set a price that we believe is fair for our diagnostic tests;

•our ability to generate revenue and achieve or maintain profitability; and

•the availability of capital.

The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts our industry. Future changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our current and future solutions. Future changes in healthcare policy could also decrease our revenue and impact sales of and reimbursement for our in development and future diagnostic tests.

We must comply with healthcare fraud and abuse laws.

Various federal and state laws, as well as the laws of foreign countries, prohibit payments to induce the referral, purchase, order or use of healthcare products or services and require medical device companies to limit prevent, and/or monitor, and report certain payments to third-party payers, health care professionals, and other individuals. These healthcare fraud and abuse anti-kickback, public reporting and aggregate spend laws affect our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with cancer treatment providers, hospitals, physicians or other potential purchasers or users, including patients, of medical devices and services. In particular, these laws influence, among other things, how we structure our sales offerings, including discount practices, customer support, education and training programs and physician consulting and other service arrangements. These laws prohibit certain marketing initiatives that are commonplace in other industries. If we were to offer or pay inappropriate inducements for the purchase, order or use of our diagnostic tests or our services, or our arrangements are perceived as inappropriate inducements, we could be subject to claims under various healthcare fraud and abuse laws.

Restrictions under applicable United States federal and state healthcare laws and regulations include the following:

•the federal Anti-Kickback Statute, a criminal law, prohibits, among other things, persons and entities from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, leasing, ordering, or arranging for, referring, or recommending the purchase, lease, order of any good or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid;

•the Eliminating Kickbacks in Recovery Act, which prohibits knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in return for the referral of a patient to, or in exchange for an individual using the services of certain entities, including laboratories, if the services are covered by a health care benefit program;

•the Beneficiary Inducement Statute, which prohibits any person, organization, or entity from giving anything of value to a federal health care program beneficiary that is likely to induce or influence the beneficiary’s choice of provider, practitioner, or supplier for covered services;

•the federal civil False Claims Act, which may be enforced through civil whistleblower or qui tam actions and is often used to enforce the federal Anti-Kickback Statute and other healthcare laws and regulations, imposes civil penalties and potential exclusion from federal healthcare programs, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or for making a false record or statement material to an obligation to pay the federal government or for knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government;

•federal criminal statutes created by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) impose criminal liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private insurance plans, or, in any matter involving a healthcare benefit program, for knowingly and willfully making materially false, fictitious, or fraudulent statements in connection with the delivery of or payment for health care benefits; and

•analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payers, including private insurers.

Other federal and state laws, as well as the laws of foreign countries, generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payments to government or commercial payers that are false or fraudulent, or for items or services that were not provided as claimed. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates and medical devices from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. Moreover, any investigation into our practices could cause adverse publicity and require a costly and time-consuming response. If any physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Manufacturers can also be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by providing inaccurate billing or coding information to customers, by providing improper financial inducements, or through certain other activities. We attempt to ensure that any billing and coding information we provide for our diagnostic tests emphasizes the need for physicians and other providers to make independent judgments, use accurate and appropriate billing and coding that complies with all applicable payer policies, and document the medical need for their patients as appropriate. Nevertheless, the government may not regard any billing errors that may be made by our customers as inadvertent and may examine our role in providing information to our customers, physicians and patients concerning the benefits and potential coverage of more frequent therapy.

The regulatory clearance or approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and unpredictable. If we are ultimately unable to obtain any necessary or desirable regulatory approvals or clearances, or if such approvals or clearances are significantly delayed, our business will be substantially harmed.

The time required and ability to obtain clearance or approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes several years following the commencement of clinical studies, and depends upon numerous factors, including the type, complexity, and novelty of our products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development and may vary among jurisdictions, which may cause delays in the clearance or approval of, or the decision not to approve, an application. Regulatory authorities have substantial discretion in the premarket review process and may refuse to accept any application, decide that our data are insufficient for clearance or approval, require additional clinical or other data, or determine that our manufacturing and quality systems are insufficient or in violation of applicable requirements. Even if we believe our data are sufficient to support regulatory approval, regulatory authorities may disagree that approval is warranted, or may require the generation and submission of additional data or data analyses and significantly delay approval.

Before a new medical device, or a new intended use of, claim for, or significant modification to an existing device, can be marketed in the United States, a company must first submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (FDCA), de-novo classification, or “PMA” approval from the FDA, unless an exemption applies. Products that are approved through a PMA application generally need prior FDA approval before modifications can be made that affect safety or effectiveness, and certain modifications to a 510(k)-cleared device may also require FDA premarket review before the modified product can be marketed. We have not applied for regulatory clearance or approval for any of our products, and it is possible that we will never obtain regulatory clearance or approval.

FDA or other regulators can delay, limit, or deny premarket clearance or approval of a product for many reasons, including but not limited to the following:

•FDA or comparable foreign regulatory authorities may disagree with the design, implementation, or results of, or interpretation of the data from, our clinical studies;

•FDA or comparable foreign regulatory authorities may determine that our product has not been shown to be safe and effective or has other characteristics that preclude us from obtaining marketing authorization or prevent or limit its commercial use (for example, a narrowed indication for use claim);

•the population studied in the clinical program may not be sufficiently broad, generalizable, or representative of the intended target population of our product to assure effectiveness and safety in the population for which we seek authorization or clearance;

•FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical studies or may fail to accept data from clinical studies (or clinical sites), including if we fail to establish the integrity of our data;

•FDA or comparable foreign regulatory authorities may determine that our clinical studies otherwise fail to comply with applicable regulations;

•serious or unexpected adverse effects or other performance issues are identified with our products;

•FDA or comparable foreign regulatory authorities may determine that our manufacturing or quality system fails to comply with applicable regulations or otherwise fails to meet the standards necessary to support approval; and

•the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

FDA regulation of our industry generally or our tests specifically could be disruptive to our business.

Our operations are subject to extensive federal, state, local and foreign laws and regulations, including FDA laws and regulations, all of which are subject to change. These laws and regulations are complex and are subject to interpretation by the courts and by government agencies. We believe that we are in material compliance with all statutory and regulatory requirements applicable to us, but there is a risk that one or more government agencies could take a contrary position, or that a private party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law. Such occurrences, regardless of their outcome, could damage our reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payers.

In the United States, before we can market a new medical device, or a new use of, or claim for, an existing product, we must first receive either 510(k) clearance, PMA approval or approval of a de-novo application from the FDA, unless an exemption applies.

Government regulation of medical devices is meant to assure their safety and effectiveness, and includes regulation of, among other things:

•design, development and manufacturing;

•testing, labeling, including directions for use, processes, controls, quality assurance, packaging, storage, distribution, installation and servicing;

•pre-clinical studies and clinical trials;

•establishment registration and listing;

•test kit safety and effectiveness;

•marketing, sales and distribution;

•recordkeeping procedures;

•advertising and promotion;

•premarket authorization (510(k), PMA, de-novo, Emergency Use Authorization (EUA));

•corrections and removals and recalls;

•post-market surveillance, including reporting of deaths or serious injuries, and malfunctions that, if they were to recur, would be likely to cause or contribute to a death or serious injury; and

•product import and export.

Competition

We face stiff competition and high barriers to market entry. Medical testing kits require technical and scientific expertise and are subject to government regulations. Research and Development of such devices is costly and time consuming. Large competitors are already well established and competing in these markets that we intend to focus on in North America and South Korea.

Intellectual Property and Other Proprietary Rights

We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. We cannot assure you that others will not independently develop similar intellectual property. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

Value One Korea applied for patents and trademark rights to the Korean Intellectual Property Office as follows.

Category	Name	Content	Application date	Status
Patent	Rapid Diagnostic Kit (No :2020-10-0021514)	Medical Test Kit for STD, Vaginitis	Feb 18 2021	Processing
Trademark	RAET KIT (No: 40-2021-0032893)	Apply to Medical Test Kit for STD, Vaginitis and other medical test.	Feb 18 2021	Processing

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us.

Third parties may, in the future, recruit our employees who have had access to our proprietary technologies, processes and operations. These recruiting efforts expose us to the risk that such employees will misappropriate our intellectual property.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business.

COVID-19 Regulations

On March 19, 2020, Governor Gavin Newsom issued a stay at home order to protect the health and well-being of all Californians and to establish a consistent approach across the state to slow the spread of COVID-19. This order went into effect on March 19, 2020 and was rescinded on June 15, 2021. The prior order identified certain services as essential, including food, prescriptions, and healthcare. These services were allowed to continue despite the stay at home order. In light of the uncertainty regarding the spread of COVID-19 variants, some form of the prior stay-at-home order could be reinstituted in California in the future. Because we intend on basing our operations from California we have elected to include COVID-19 risk factors from that state, however we may operate in other states including without limitation Nevada and may thereby become subject to additional or different COVID-19 regulations.

Employees

As of May 9, 2023, we have zero (0) full time employees. None of our employees or personnel are represented by a labor union, and we consider our employee/personnel relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff. We believe that our future success will depend in part on our ability to attract, hire and retain qualified personnel.

Properties

We do not own any properties. We currently rent an office in Irvine, California at a monthly cost of $500 per month on a month-to-month basis (“Company Headquarters”). We believe that the Orange County facility is currently adequate for the purposes of our operations for the time being.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, there are no legal proceeding that are pending against us or involves us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

Core Business Involves Foreign Raw Matierals

Our core business contemplates that Value One, Inc. of South Korea will manufacture products in Korea and exports them to Value One, Inc. in the United States. Our product is a complex combination of medical devices and in vitro diagnostic medical devices. It consists of a tester, a sample extract, a plastic case, a sample collection tool. The tester inputs the collected test sample and indicates a positive or negative result. The material used is Special Thermal paper and the shape is as follows.

The supplier is Medione Healthcare, located in Seoul, Korea, and is a manufacturer and distributor of other medical devices and medical supplies.

The test reagent is a plastic tube with sealing cover containing colorless to pale yellow liquid sample extract as shown in the picture. The manufacturer and supplier is Levomed, located in Seongnam-si, Gyeonggi-do, Korea, and this company specializes in the development of hepatitis and sexually transmitted disease testing reagents.

Test Reagent	Testing Case	Cotton Swab

The Test Case is a plastic case that displays the test results. Outside of the white tester sealed in an aluminum pouch, there is a rectangular sample extract dripping area (💧x3) and a rectangular result display window, and the location of the control line ( C) and test line (T) is displayed on the display window. Intops, which supplies test cases, is a KOSDAQ-listed company that manufactures IT devices, automobile parts, and home appliance parts. It is located in Anyang, Gyeonggi-do, South Korea.

Cotton Swabs for collecting test samples are supplied by Asin Pharmaceutical, which manufactures reagents and medical devices for in vitro diagnostics. This company is located in Yongdu-dong, Dongdaemun-gu, Seoul, South Korea.

Our product is a complex combination of medical devices and in vitro diagnostic medical devices. It consists of a tester, a sample extract, a plastic case, a sample collection tool.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

The following tables set forth certain information regarding the beneficial ownership of our common stock as the date of this Registration Statement by (i) each person who, to our knowledge, owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power. The address of each of the directors and executive officers listed below is c/o ValueOne, Inc. 30 Corporate Park, Suite 315 Irvine, CA 92606.

For purposes of this table, there are 19,100,000 shares of common stock within 60 days of the date of this report are deemed outstanding. ValueOne, Inc. is the issuer of the securities. Investment decisions are made by Tea Hyen Shin with an address of 30 Corporate Park, Suite 315 Irvine, CA 92606.

Class of Securities	Name and Address	Number of Shares	% of Class	% of Total Votes
Common	Tea Hyen Shin(1) 30 Corporate Park, Suite 315 Irvine, CA 92606	6,500,000	34%	34%

Series A Preferred(2)	Tea Hyen Shin(1) 30 Corporate Park, Suite 315 Irvine, CA 92606	1,000,000	100%	100%

Common	Seung Hwan Jang(1) 30 Corporate Park, Suite 315 Irvine, CA 92606	275,000	1.4%	1.4%

Common	All Officers and Directors as a Group (four persons)	6,775,000	35.4%	35.4%

(1)Officer and/or director of the Company.

(2)The Series A Preferred have voting rights equal to 200 shares of common stock for each share of Series A Preferred stock. Mr. Shin holds 94.2% pre-sale and 92.1% post-sale (if fully funded) of the Company’s cumulative voting rights effectively controlling the corporation with a super-majority quorum.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the executive officers and directors of our Company:

Name	Age	Position(s)	Term
Tea Hyen Shin	54	Chief Executive Officer; and Chairman	5 years
Hyun Il Choi	64	Director	2 years
Seuong Hwan Jang	56	Director, Secretary	2 years
Ki Hyoung You	56	Director	2 years

TEA HYEN SHIN

Tea Hyen Shin is our corporate founder and has served as our President and Chief Executive Officer and member of our board of directors since inception.  He has been an entrepreneur in South Korea since the early 2000s, having been involved in various start-up ventures in a variety of industries including but not limited to electronic and communications products, software, bio technology and business consulting in addition to forming various joint ventures. Mr. Shin has extensive business contacts in South Korea with experience doing business overseas and in the United States. He can speak and write in both Korean and English. His primary employment and focus has been ValueOne, Inc. since the Company’s founding in 2015 in Seoul, South Korea.

Prior to this time in or about 2009, he joined Catch By Gene, Inc. as Vice President and was dedicated to financing and public listing in the United States. Catch By Gene is a development stage biotechnology company focused on developing and commercializing therapeutic and diagnostic products for the treatment of the hepatitis B virus (“HBV”) and detection of the human papillomaviruses (“HPV”). The two products developed by the Company thus far include their CBG HPV-DNA Qualitative assay System and CBG HPV-DNA Identification assay System. Catch By Gene had signed the reverse merger agreement with Clinicares, Inc. (CCRC.PK), a Nevada Corporation. The Company was traded on the Pinksheets under the symbol CBYG after the merger transaction.

In 2007, Mr. Shin was hired by BSK & Tech Co., Ltd., to serve as Vice President for manufacturing and research and devleopment of Stereoscopic 3 Dimensional Camera Chip and  Module, and  LCD panels.  Mr. Shin’s assisted BSK with a public offering in the United States. The company entered into a Merger Agreement with Integrated Software Development Inc.(ISDV.PK), a Nevada Corporation on January, 2008. The symbol was changed and traded as “BSKT”.

Prior to this time, Mr. Shin started his own business in 2000 by participating in the founding of MB Tech Co., Ltd as co-CEO. In the two (2) years since its establishment, MB Tech Inc has achieved outstanding results, such as developing excellent products, acquiring patents, and contracting with satellite broadcasting companies in North America. The company has achieved most of its sales thus far in Canada with both Star-Choice and Bell. Based on such achievements, Company became listed on the US OTC Buletin Board market traded under they symbol “MBTT”.

Beginning in1998, he worked for three years as a chief manager of LNB department in at CTI Semiconductor Co. Ltd., an electric device manufacturer.

His academic background is in Mechanical Engineering from Choong Buk University.  After graduating from the University, he joined Dongguk Group, a chaebol company in 1990, and started his career as a purchasing manager continuing in various roles for nine (9) years.

HYUN IL CHOI

Mr. Choi is an expert in this field with the experience and knowledge to develop and commercialize Value One technology. From 2014 to 2020, he served as Head of Research Center at TCM Biosciences, Inc. a South Korean Company. The main focus of his work at TCM and now ValueOne is research and development for invitro diagnostic reagents of HPV, STD, and COVID-19.

In January 2021, ValueOne President Tea Hyen Shin made an executive decision to offer Mr. Choi and opportunity with the Copmany. Mr. Shin knew from Mr. Choi’s past experience and proven ability that his skills were essential for Valueone's technology development, and he joined as Director with a focus on Research and Development.

Mr. Choi holds a Ph.D in Biochemistry from Yonsei University, a Bachelors of Science degree from Korea University in genetic engineering as well as a Masters degree in the same subject. Mr. Choi previously acted as Chief Researcher at the Pathology Research Institute. He also serves as a research professor at the Health Science Institute at Yonsei University.

KI HYOUNG YOU

Mr. You has served as an executive officer (Secretary) and a member of the Board of Directors since the founding of Value One in 2018. Mr. You is a longtime business acquaintance of the founder, Mr Shin, and was appointed as a director of Valueone at the request of Mr Shin when ValueOne Inc was established.

Before he joined Value One, he served as Director of Hanedul Co., Ltd., a development business company, since August 2017. He established a plan for the construction of the Cheongju Guksa Industrial Complex located in Cheongju-si, Chungcheongbuk-do, Republic of Korea and made a proposal to Cheongju-si. Since then, he has successfully negotiated with local landowners to promote the project, and the project has been successfully awarded.

As a result of this achievement, he was appointed as the CEO of Hanhaedul Co., Ltd. and is in the process of civil engineering work for the establishment of this industrial complex. Mr. You is currently performing both the executive duties of Value One and Hanhae's management roles.

Prior to this time, from July 2002 to August 2017, he served as Director of Real Estate Division of Jae Sang Law Firm in South Korea. His main duties included internal operation and risk management, win-win cooperation and negotiation with the residents of the development area, government relationship, dispute resolution, and other fields. He is the owner of the ability to smoothly carry out the planned work of the company based on various experiences.

His first job began in 1989 at Samsung Group. He worked for Samsung Life Insurance, an affiliated company, for over 10 years, providing support for the organization's operations, such as sales management, welfare benefits, and purchasing. Through Samsung's specialized training system, well-organized management work, and systematic organizational experience, he had acquired the ability to demonstrate excellent competencies in his later career.

Mr. You earned a bachelors degree from Pyeong Taek University majoring in Business Administration in 1986.

SEOUNG HWAN JANG

Mr. Jang was appointed to the Board of Value One in January 2021 and is responsible for sales and marketing. Mr. Shin decided that a marketing specialist would be needed once the products were developed, so he brought him in as a director to oversee the Company’s sales and marketing.

Since 2019, he established Facite FM Global, Inc. a South Korea company which is mainly engaged in bitcoin development and crypto currency mining.

In 2010, he joined Mohave, a network marketing company specializing in household goods and home medical devices, where he worked in product development, distribution network, and marketing system.

In 2008, he served as Division Chief in the Travel Division of Cherry CNC Co., Ltd. in South Korea. His main duties included development and marketing of travel products

In 2006, he was selected as a marketing director for Hanwoori General Foods, where he established the company's new marketing system with a suitable product planning and effective sales network.

In 2004, he joined 21C VISION Co., Ltd., a marketing Company in South Korea and was responsible for implementing and operating an education and marketing sales system.

He has extensive experience working in a variety of marketing roles, including food, education, and travel. So, with his experience and ability, he can contribute a lot to ValueOne's sales and marketing in South Korea. Mr. Jang majored in Marketing at Nam Seoul University and graduated in 1985.

Absence of Contractual Agreements

Other than Tea Hyen Shin none of officers and directs have written services agreements and are serving open ended terms. The Company plans to standardize officer and director agreements for 2024 forward. The payment of shares upon founding of the Company is the only compensation they have received to date. Only after the Company’s Registration is approved, hopefully in late 2023 or early 2024 will the Company then formalize its agreements with officer, directors, etc.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Messrs. Benson and Hicks, the Board considered their day-to-day operational leadership of our company and in-depth knowledge of our business and experience in corporate management that will assist our corporate governance.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that none of our directors is independent within the meaning of the Nasdaq Marketplace Rules cited above, and that we do not have an audit committee financial expert as that term is defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities Exchange Act of 1934.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We do not have directors’ and officers’ liability insurance. Our officers and directors have indemnification rights under applicable laws, and our articles of incorporation and bylaws. When feasible in the near future we intend on obtaining liability insurance for our board of directors as our budget may allow or as may be required in anticipation of exchange listing.

Committees of the Board of Directors

Currently, our Board of Directors acts as audit, nominating, corporate governance and compensation committees. The Board of Directors has adopted charters relative to its audit committee, compensation committee and nominating committee. Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the SEC, FINRA, and OTC. We will post a copy of our code of ethics on our website, and intend to post amendments to this code, or any waivers of its requirements, as well.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We expect to have at least three independent directors serving on the Board of Directors and intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Section 145 of the Nevada Revised Statutes provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Nevada law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, by-laws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of the Company during the years ended December 31, 2023 and 2022; and (ii) each other individual who received more than $100,000 or 1,000,000 shares of stock in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

Name and Position(s)	Years	Salary	Bonus	Stock Awards	Options Awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Tea Hyen Shin, Chairman and CEO	2023	$0.00	$0.00						$0.00
	2022	$0.00	$0.00						$0.00
	2021	$0.00	$0.00	5,500,000					$0.00
	2020	$0.00	$0.00						$0.00
	2019	$0.00	$0.00						$0.00
	2018	$0.00	$0.00	1,000,000					$0.00

Employment and Advisory Agreements

Tea Hyen Shin is currently performing services under a three (3) year agreement for executive services. His base rate is $0.00 per year and 1,000,000 common shares for the term with board of directors discretion to award performance based bonuses of cash or stock or options/warrants for the purchase of stock.

Equity Compensation Plan Information

The Company has no formal plan at this time. Any equity compensation is reviewed, voted on, and approved by the Board of Directors.

PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information as of May 15, 2024, the beneficial ownership of our common stock by the following persons:

•each person or entity who, to our knowledge, owns more than 5% of our common stock;

•our executive officers named In the Summary Compensation Table above;

•each director; and

•all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o ValueOne, Inc., 30 Corporate Park, Suite 315 Irvine, CA 92606.  Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholders.

Class of Securities	Name and Address	# of Common Shares	% of Class

Common	Tea Hyen Shin(1)	6,500,000	34.0%

Common	Ki Hyoung You(1)	0	0.0%

Common	Hyun Il Choi(1)	0	0.0%

Common	Seung Hwan Jang(1)	275,000	1.4%

Common	All Officers and Directors as a Group (five persons)	6,775,000	35.4%

(1)Officer and/or director of our Company.

We have agreed to keep such registration effective until all shares of common stock can be sold without registration pursuant to Rule 144 under the Securities Act.

Class of Securities	Name and Address	# of Preferred Shares	% of Class

Preferred	Tea Hyen Shin(1)	1,000,000	100.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members other than three (3) share issuances to the two (2)  daughters and one (1) son of Mr. Tea Hyen Shin our founder: (1) Bo Ra Shin 500,000 shares; (2) Bo Ran Shin 500,000 shares; and Seung Ha Shin 500,000 shares each transaction occurring on or about May 10, 2021.

At that time, the value of the shares issued to these three shareholders was $0.001 USD per share. So the amount of 500,000 shares given to each of the three related persons is $500 USD. See items 3, 4 and 5 in the shareholders list include herein.

The company has established company policies and procedures in compliance with the general regulations for related party transactions of the US commercial law. Prior to entering into a Related Party Transaction, the Related Party (or if the Related Party is an Immediate Family Member of an executive officer or director of the Company, such executive officer or director) shall notify the Company's General Counsel of the facts and circumstances of the proposed transaction. The General Counsel will report the Related Party Transaction, together with a summary of the material facts, to the Board for consideration at the next regularly scheduled Board meeting.

The Board shall review all of the relevant facts and circumstances of all Related Party Transactions and either approve or disapprove of the entry into the Related Party Transaction, subject to the exceptions described below. In determining whether to approve or ratify a Related Party Transaction, the Board shall take into account, among other factors it deems appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the Related Party Transaction was initiated by the Company, a subsidiary or the Related Party, (iii) whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to the Company of, the Related Party Transaction, (v) the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party, (vi) the Related Party's interest in the Related Party Transaction and (vii) any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

The Board shall review all relevant information available to it about the Related Party Transaction. The Board may approve the Related Party Transaction only if the Board determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The Board, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval of the Related Party Transaction.

If a Related Party Transaction involves a Related Party who is a director or an Immediate Family Member of a director, such director may not participate in any discussion or vote regarding approval or ratification of approval such transaction. However, such director shall provide all material information concerning the Related Party Transaction to the Board. Such director may be counted in determining the presence of a quorum at a meeting of the Board that considers such transaction.

If the Company becomes aware of a Related Party Transaction that has not been approved under this Policy, the Related Party Transaction shall be reviewed in accordance with the procedures set forth herein and, if the Board determines it to be appropriate, ratified at the Board's next regularly scheduled meeting. In any case where the Board determines not to ratify a Related Party Transaction that has been commenced without approval, the Board may direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of “blank check” Preferred Stock, par value $0.001 per share. As of the date of this prospectus, there were 19,100,000 shares of common stock issued and outstanding and 1,000,000 shares of Series A Preferred Stock issued and outstanding.

Issued and Outstanding Capital Stock

The issued and outstanding securities of the Company on the date of this prospectus are as follows:

•19,100,000 shares of common stock;

•1,000,000 shares of preferred “series A” stock;

•0 options or warrants; and

•0 convertible debt instruments.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share. There are 1,000,000 shares of Series A Preferred Stock are issued and outstanding held by Tea Hyen Shin. These shares vote at a preference of 200:1 or stated differently the 1,000,000 shares of preferred stock vote with the equivalent power of 200,000,000 shares of common stock. Calculated cumulatively with his common shares this gives Tea Hyen Shin over 94% voting control of the Company.

All shares of the designated and the undesignated preferred stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may or may not be issued in series, convertible into shares of common stock, redeemable by the Company and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of any convertible preferred stock be exchanged for shares of common stock, the resulting increase in the number of issued and outstanding common stock may or may not have a depressive effect on the market value of our common stock.

Unless specifically issued without such rights, the holders of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our common stock.

Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

The Board has designated 1,000,000 shares of Series A Preferred Stock.  The holders of the Series A Preferred Stock are entitled to vote at a ratio of 200: 1 with respect to common shareholders on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of the Series A Preferred Stock are preferred as to dividends and upon liquidation to the holders of common stock. The holders of Series A Preferred Stock have certain protective provisions, including a prohibition against the Company authorizing shares of capital stock with equal or superior rights to the Series A Preferred Stock and certain additional protective rights to prevent the authorization of additional shares of Series A Preferred Stock or to alter any of the rights of the Series A Preferred Stock unless approved by a majority of the holders of the Series A Preferred Stock.

Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Transfer Agent

Our transfer agent is Transfer Online 512 SE Salmon Street, Portland, Oregon 97214, Tel: +1-503-227-2950 or www.transferonline.com.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statutes (“NRS”) Section 145 provides us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

We have a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market resulting from this offering could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 19,100,000 shares of common stock issued and outstanding. Upon the completion of this offering, we will have outstanding up to 19,100,000 common shares. Of these outstanding shares, only 13,680,000 shares sold by us in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Of the 19,1000,000 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders, approximately 19,100,000 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•One percent of the number of shares of common stock then outstanding, which will equal approximately 191,000 shares immediately after this offering; or

•The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

•In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

•are preceded by a notice filing on Form 144;

•are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

•only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

This is a self-underwritten (“best-efforts”) offering. This prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Presently, we expect that our officers and directors will personally contact existing shareholders, friends, family members and business acquaintances and inform them about the offering. In addition, we may market the offering to institutional investors through our officers and directors. We may also offer our shares of common stock through brokers, dealers or agents, although we have no current plans or arrangements to do so. The Company has been contacted by multiple financial institutions, as well as fielded interest from existing shareholders that give the Company assurance as to the marketability of its shares to these identified parties. This offering will terminate on the date which is 270 days from the effective date of this prospectus, although we may close this offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a.None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b.None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock;

c.None of our officers or directors is or will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d.Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

LEGAL MATTERS

John E. Dolkart, Jr., Esq. of Dolkart Law PC located at 100 Pine Street, Suite 1250 San Francisco, CA 94111, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2023, 2022 and 2021, included in this prospectus have been audited by Michael Gillespie and Associates PLCC., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Michael Gillespie and Associates PLCC have been retained by the Company to perform an audit for the year ending December 31, 2023 and to review the financial statements for the quarter ending March 31, 2024.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.valueone.us. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

VALUEONE, INC.

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders & Board of Directors

Valueone, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Valueone, Inc. as of December 31, 2023 and 2022 and the related statements of operations, changes in stockholders’ deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years then ended. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #1 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2021.

PCAOB ID: 6108

Vancouver, Washington

April 17, 2024

VALUEONE, INC.

BALANCE SHEETS

	December 31,
	2023	2022

ASSETS

CURRENT ASSETS
Cash	$717	$4,186

TOTAL CURRENT ASSETS	$717	$4,186

LIABILITIES AND STOCKHOLDER’S (DEFICIT)

CURRENT LIABILITIES
Accrued expenses	-	3,500
Due to related party	31,500	9,600

TOTAL CURRENT LIABILITIES	31,500	13,100

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S (DEFICIT)
Preferred stock Authorized 20,000,000 shares of preferred stock. $0.001 par value. Issued and outstanding Preferred series A stock: 1,000,000 shares	1,000	1,000
Common stock Authorized 200,000,000 shares of common stock, $0.001 par value, Issued and outstanding 19,100,000 shares of common stock	19,100	19,100
Additional paid in capital	28,700	28,700
Accumulated deficit	(79,583)	(57,714)

TOTAL STOCKHOLDER’S (DEFICIT)	(30,783)	(8,914)

TOTAL LIABILITIES AND STOCKHOLDER’S (DEFICIT)	$717	$4,186

The accompanying notes are an integral part of these financial statements.

VALUEONE, INC.

STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2023	2022

REVENUE	$-	$-

OPERATING EXPENSES
General and administrative	1,819	3,282
Professional fees	20,050	36,150

TOTAL OPERATING EXPENSES	39,432	39,432

NET LOSS	$(21,869)	$(39,432)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	19,100,000	19,100,000

The accompanying notes are an integral part of these financial statements.

VALUEONE, INC.

STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

	Preferred stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, December 31, 2021	1,000,000	$1,000	19,100,000	$19,100	$28,700	$(18,282)	$30,518

Net loss for the year ended December 31, 2022	-	-	-	-	-	(39,432)	(39,432)

Balance, December 31, 2022	1,000,000	$1,000	19,100,000	$19,100	$28,700	$(57,714)	$(8,914)

Net loss for the year ending December 31, 2023	-	-	-	-	-	(21,869)	(21,869)

Balance, December 31, 2023	1,000,000	$1,000	19,100,000	$19,100	$28,700	$(79,583)	$(30,783)

The accompanying notes are an integral part of these financial statements.

VALUEONE, INC.

STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(21,869)	$(39,432)
Adjustments to reconcile net loss to net cash used in operating activities
Common stock issued for service	-	-
Changes in operating assets and liabilities
Accrued expenses	(3,500)	3,500-

NET CASH USED IN OPERATING ACTIVITIES	(25,369)	(35,932)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan from related party	21,900	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,900	-

NET INCREASE IN CASH	(3,469)	(35,932)

CASH, BEGINNING OF PERIOD	4,186	40,118

CASH, END OF PERIOD	$717	$4,186

SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

ValueOne, Inc. was incorporated in the State of Nevada as a for-profit Company on May 30, 2018 and adopted the calendar year-end.  The Company amended its articles of incorporation on May 10, 2021 increasing its total authorized common shares from two million (2,000,000) at $0.001 par value to two hundred million (200,000,000) at $0.001 par value with twenty million (20,000,000) preferred shares at par value of $0.001. On May 19, 2021, one million (1,000,000) shares of Series A Preferred Shares are designated with a par value of $0.001, which shall carry voting rights senior to the Common Stock and will not be subject to any reverse splits or deductions. The Preferred Series A shall rank senior to the Common Stock as to dividends and upon liquidation, dissolutions or winding up.

The Company is the joint-venture partner of ValueOne, Inc. of South Korea who holds valuable intellectual property in the medical and biometric testing industry. ValueOne, Inc. intends to develop, market, and distribute medical testing devices and new technologies with exclusive rights to do so in North America.

Going Concern

The financial statements have been prepared, assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception of $79,583. For the year ended on December 31, 2023, the Company has an operating loss of $21,869. The Company will require additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

NOTE 2 - BASIS OF PRESENTATION

Basis of Presentation

The financial statements present the balance sheet, statements of operations, stockholders’ equity and cash flows of the Company. These financial statements are presented in the United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amount of the Company’s financial assets and liabilities approximates their fair values due to their short-term maturities.

Loss per Common Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the year. The diluted loss per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted loss per share is the same as basic loss per share due to the lack of dilutive items in the Company. As of December 31, 2023, there were no common stock equivalents outstanding.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances and tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Stock-based Compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options. As at December 31, 2023 the Company had not adopted a stock option plan nor had it granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

The Company does not expect the adoption of any recent accounting pronouncements to have a material impact on its financial statements.

NOTE 3 - COMMON STOCK AND PREFERRED STOCK

The Company’s capitalization is two hundred million (200,000,000) common shares at $0.001 par value and twenty million (20,000,000) preferred shares at par value of $0.001. The Company’s outstanding capitalization as of the end of December 31, 2023 and 2022 are 19,100,000 common shares at $0.001 par values, and 1,000,000 preferred Series “A’ shares at $0.001 par value.

The holders of the Series A Preferred Stock are entitled to vote at a ratio of 200: 1 with respect to common shareholders on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of the Series A Preferred Stock are preferred as to dividends and upon liquidation to the holders of common stock. The holders of Series A Preferred Stock have certain protective provisions, including a prohibition against the Company authorizing shares of capital stock with equal or superior rights to the Series A Preferred Stock and certain additional protective rights to prevent the authorization of additional shares of Series A Preferred Stock or to alter any of the rights of the Series A Preferred Stock unless approved by a majority of the holders of the Series A Preferred Stock.

NOTE 4 - RELATED PARTY TRANSACTIONS

As of December 31, 2023, and 2022, the total amount owed to the CEO is $31,500 and $9,600. The amounts due to the related party are unsecured and non- interest-bearing with no set terms of repayment.

NOTE 5 - INCOME TAXES

A reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	December 31, 2023	December 31, 2022
Net loss before income taxes per financial statements	$(21,869)	(39,432)
Income tax rate	21%	21%
Income tax recovery	(4,592)	(8,281)
Non-deductible	--	--
Valuation allowance change	4,592	8,281

Provision for income taxes	$–	–

The significant component of deferred income tax assets on December 31, 2023 and 2022, is as follows:

	December 31, 2023	December 31, 2022
Net operating loss carry-forward	$15,810	11,218
Valuation allowance	(15,810)	(11,218)

Net deferred income tax asset	$–

The amount taken into income as deferred income tax assets must reflect that portion of the income tax loss carryforwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide a full valuation allowance against all available income tax loss carryforwards. The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such a benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

As of December 31, 2023 the Company has no unrecognized income tax benefits. The Company’s policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items as tax expense. No interest or penalties have been recorded during the year ended December 31, 2023 and no interest or penalties have been accrued as of December 31, 2023. As of December 31, 2023, the Company did not have any amounts recorded pertaining to uncertain tax positions.

The tax years from 2019 and forward remain open to examination by federal and state authorities due to net operating loss and credit carryforwards. The Company is currently not under examination by the Internal Revenue Service or any other taxing authorities.

NOTE 6 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date of December 31, 2023 through May 15, 2024, the date which the financial statements were available to be issued. The Company determined that it did not have any reportable subsequent.

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by ValueOne, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _______________, 2024 [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

VALUEONE, INC.

19,100,000 Shares

Common Stock

PROSPECTUS

May 15, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Securityholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,327.91
Legal fees and expenses	10,000
Accounting fees and expenses	15,000
Miscellaneous	2,500
TOTAL	$28,827.91

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) Section 145 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Corporate Bylaws at Article IX, provides that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statutes.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since March 30, 2018 we have issued the following unregistered securities:

NUMBER	DATE	NAME	AMOUNT	PRICE	SUPPORTING DOCUMENTS
1.	June 4, 2018	TEA HYEN SHIN	1,000,000	$0.001	Shin Notes
2.	May 10, 2021	VALUEONE, INC.	1,500,000	$0.001	Joint Venture Agreement
3.	May 10, 2021	BO RA SHIN	500,000	$0.001	Shin Notes
4.	May 10, 2021	BO RAN SHIN	500,000	$0.001	Shin Notes
5.	May 10, 2021	SEUNG HA SHIN	500,000	$0.001	Shin Notes
6.	May 10, 2021	BLACK CANYON CAPITAL, LLC (John Dolkart, Jr.)	500,000	$0.001	Consulting Services Agreement dated October 7, 2020
7-45.	May 26, 2021	The 38 Korean Individuals	21,000,000	$0.0015
		SEONG OH KWON	1,000,000
		KYOUNG HA SIN	1,525,960
		IN HO WOO	1,300,000
		SEUGH WAN JANG	300,000
		SEONG YONG WOO	300,000
		JAE YONG KWON	223,000
		KUYNG WAN PARK	200,000
		HAE JA KIM	200,000
		OK HAN KIM	145,000
		SEUNG HEE YE	100,000
		JEOUNG OK JE KAL	100,000
		KYONG MI CHO	100,000
		SOUNG JA YUN	53,000
		JEONG HUI HAN	52,000
		JUNG GAB KONG	40,000
		JE CHAN EUM	30,000
		CHAI WON YU	30,000
		SEOUNG SU AN	30,000
		DOH KYOUNG KAN	24,750
		SUN KYOON KIM	20,240
		TAK SOON KWON	17,600
		YOUN HEE LEE	15,000
		JAE KWON LEE	13,000
		YOUNG SOO KIM	12,000
		IN SOO AHN	12,000
		GA HEE KIM	11,950
		MYONG SUN KANG	11,000
		‘MI JA PARK	10,000
		SOON JEONG KIM	10,000
		JI SUK KIM	10,000
		GI TAE NAM	10,000
		DONG IN NOH	10,000
		SEUNG OK WOO	10,000
		JIN HO WOO	10,000
		SE JEONG LEE	10,000
		SU JA LEE	10,000
		WANG YEOL LEE	10,000
		CHANG WON LEE	10,000
46.	August 1, 2021	TEA HYEN SHIN	5,500,000	$0.001	Employment Agreement dated August 1, 2021 and Corporate Resolution.
47.	Oct. 11, 2021	CAPITAL ADVISORY, INC. (H. Francis Fytton)	50,000	$0.001	Edgar Services Agreement dated October 2021.
48.	Oct. 11, 2021	CALEDONIA CAPITAL, INC. (H. Francis Fytton)	50,000		Consulting Services Agreement dated October 2021.
49.	Jan. 3, 2022	Reverse Split 1:2 of all Common Shares	38,200,000 shares became 19,100,000 shares; amounts above adjusted to reflect.		Corporate Resolution dated January 3, 2022 with majority shareholder approval.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation*
3.2	Bylaws*
3.3	Certificate of Designation of Preferred Series A Shares*
4.1	Subscription Agreement for Purchase of Common Shares**
5.1	Consent and Legal Opinion of John E. Dolkart, Jr.***
10.1	Joint Venture Agreement**
10.2	Executive Employment Agreement Tea Hyen Shin**
23.1	Consent and Independent Accounting Opinion of Michael Gillespie**
23.2	Consent and Legal Opinion of John E. Dolkart, Jr. (included as Exhibit 5.1)***
EX-FILING FEES	Calculation of Filing Fee Tables***

*Previously filed with Form S-1/A on February 28, 2023.

**Previously filed with Form S-1/A on May 5, 2023.

***Previously filed with Form S-1 on November 22, 2022.

****Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seoul and Republic of South Korea this 15th day of May 2024.

VALUEONE, INC.

By: /s/ Tea Hyen Shin
Name: Tea Hyen Shin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tea Hyen Shin as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tea Hyen Shin	CEO (Principal Financial	May 15, 2024
Tea Hyen Shin	Officer) and Director

/s/ Ki Hyoung You	Secretary and Director	May 15, 2024
Ki Hyoung You

/s/ Hyun Il Choi	Director	May 15, 2024
Hyun Il Choi

/s/ Seung Hwan Jang	Director	May 15, 2024
Seung Hwan Jang

/s/ John E. Dolkart, Jr.	Attorney	May 15, 2024
John E. Dolkart, Jr.